                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                            MOYCO TECHNOLOGIES, INC.
              -----------------------------------------------------
             (Exact name of Registrant as specified in its charter)

        Pennsylvania                                      23-1697233
-------------------------------             ------------------------------------
(State or other jurisdiction of             (IRS Employer Identification Number)
incorporation or organization)


                               200 Commerce Drive
                       Montgomeryville, Pennsylvania 18936
                                 (215) 855-4300
--------------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                   Marvin E. Sternberg, Chairman of the Board,
                      President and Chief Executive Officer
                               200 Commerce Drive
                       Montgomeryville, Pennsylvania 18936
                                 (215) 855-4300
 ------------------------------------------------------------------------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 With Copies to:
                             Frank B. Baldwin, Esq.
                 Monteverde, McAlee, FitzPatrick, Tanker & Hurd
                            1617 JFK Blvd, Suite 1500
                           Philadelphia, PA 19103-1815

                                       And

                              Mark E. Burget, Esq.
                                  McAfee & Taft
                       Tenth Floor, Two Leadership Square
                          Oklahoma City, OK 73102-7103

Approximate date of commencement of proposed sale of the securities to the public: At various times after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of

1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]



                         CALCULATION OF REGISTRATION FEE


Title of each class                    Proposed maximum     Proposed maximum     Amount of
of securities         Amount to be     offering price per   aggregate offering   registration
being registered      registered       share                price (1)            fee
--------------------  ---------------- -------------------  ------------------   ----------------
Common stock,             181,500             $1.875            $340,312.50           $89.85
$0.005 par value

(1) This calculation is made solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended and is calculated on the basis of the high and low prices per share of the common stock as of a date within five business days prior to the filing of this Registration Statement.





THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 22, 2000
                                   PROSPECTUS

                            MOYCO TECHNOLOGIES, INC.
                               200 Commerce Drive
                       Montgomeryville, Pennsylvania 18936
                                 (215) 855-4300

                         181,500 SHARES OF COMMON STOCK

     This prospectus relates to the offer and sale by McAfee & Taft A Professional Corporation of 181,500 shares of common stock, par value $0.005 per share of Moyco Technologies, Inc., a Pennsylvania corporation (Moyco, we or us).The shares were transferred to McAfee & Taft by Marvin E. Sternberg on January 18, 2000. Mr. Sternberg is Chairman of the Board, President, and Chief Executive Officer of Moyco, and McAfee & Taft is legal counsel to Moyco in currently pending patent litigation with Dentsply International, Inc. Moyco and McAfee & Taft signed a fee agreement, dated January 4, 2000, under which Mr. Sternberg transferred the shares to McAfee & Taft in payment for legal services performed under the fee agreement. Moyco issued to Mr. Sternberg a promissory note in the principal amount of $257,000. This is the value of the shares being transferred as stipulated in the Fee Agreement. We have agreed to pay this amount to the Mr. Sternberg in return for his transfer of the shares to McAfee & Taft. The note is payable on December 31, 2002 and bears interest at the rate of 10% per year, payable each year on December 31. When any interest payment is due, we may request that it be deferred and added to the outstanding principal balance of the note. The market value of the shares transferred to McAfee & Taft was $243,891 on January 18, 2000.

     The common stock is listed on the NASDAQ Small Cap Market under the symbol "MOYC".

     Beginning on page 5, we have listed several "RISK FACTORS" which you should consider. You should read the entire prospectus carefully before you make your investment decision.

     The Securities and Exchange Commission and state regulatory authorities have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     Information contained in this prospectus is subject to amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. We may not sell these securities or accept any offer to buy these securities until we deliver this prospectus and any accompanying prospectus supplement in final form. We are not using this prospectus or any accompanying prospectus supplement which may hereafter be issued to offer to sell these securities or to solicit offers to buy these securities in any place where the offer or sale is not permitted.





                The date of this prospectus is February ___, 2000

                       WHERE YOU CAN FIND MORE INFORMATION

     As required by the Securities Act of 1933, Moyco filed a registration statement (No. 333-________) relating to the securities offered by this prospectus with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information.

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document Moyco files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information it files with the SEC. This permits Moyco to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed with the SEC subsequent to this prospectus will automatically update and supersede this information. Moyco incorporates by reference the following documents which have been filed with the SEC:

     (1) Annual Report on Form 10-K for the year ended June 30,1999;

     (2) Quarterly Report on Form 10-Q filed for the quarter ended September 30, 1999;

     (3) Quarterly Report on Form 10-Q filed for the quarter ended December 31, 1999;

     (4) Current Report on Form 8-K filed on October 26, 1999; and

     (5) Moyco's Proxy Statement for the 1999 Annual Shareholders' Meeting, filed on November 9, 1999.

     All documents Moyco files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the completion of the offering of the securities described in this prospectus shall be incorporated by reference in this prospectus from their date of filing.

     You may request a copy of these filings, at no cost, by writing or telephoning Moyco at the following address and telephone number:

Joseph Sternberg, Esquire
Vice President and General Counsel
Moyco Technologies, Inc.
200 Commerce Drive
Montgomeryville, PA 18936

(215) 855-4300

    You should rely only on the information provided in this prospectus and any prospectus supplement, as well as the information incorporated by reference. Moyco has not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date on the front of the applicable document.


                                  RISK FACTORS

     You should consider carefully the following risk factors, along with the other information contained or incorporated by reference in this prospectus, in deciding whether to invest in Moyco common stock. These factors, among others, may cause actual results, events or performance to differ materially from those expressed in any forward-looking statements we made in this prospectus.

There are major cost reduction pressures in the U.S. dental health care system.

     There has been substantial public and private pressure to contain or reduce costs in the U.S. dental health care system which may significantly affect the financing and delivery of dental health care. These changes in the financing and delivery of dental health care will continue to affect the market for dental capital equipment and supplies and may dictate which procedures will be covered by insurance or government funded or subsidized programs. We cannot predict the extent or impact of future legislation or regulations.

We are faced with price competition and competition for new products.

     We face substantial competition from other manufacturers. Competitive pressure could result in price reductions or the introduction of new products by our competitors. This could have an adverse impact on our revenues and results of operations. The industries in which we participate are engaged in extensive research efforts. Advances in products and other discoveries or developments could render some of our products obsolete. Our competitors may have more extensive research, marketing and manufacturing capabilities and significantly greater financial, technical and personnel resources than we have, and may be better positioned to continue to improve their technology.

Our products are subject to governmental approval and regulation.

     Government regulation in the U.S. and other countries is a significant factor in the research and development, manufacturing and marketing of many of our products. The United States Food and Drug Administration must approve or clear dental devices before they can be used for clinical studies or sold commercially. Obtaining the necessary approvals and compliance with regulations can be costly and time consuming. We may not continue to be able to obtain required government approvals or successfully comply with regulations in a timely and cost-effective manner, if at all. Failure to do so may have an adverse effect on our financial condition and results of operation. Further, more stringent regulatory requirements and/or safety and quality standards may be issued in the future. Although we believe that we are in compliance with all applicable regulations of the FDA, current regulations depend heavily on administrative interpretation. Future interpretations made by the FDA or other regulatory bodies, with possible retroactive effect, may adversely affect us.

     Our products are also subject to foreign regulating bodies. Typically, foreign regulators readily allow our products to be traded within their jurisdictions, based on the fact that our products are regulated by the FDA. However, foreign regulators could impose different, additional requirements that may materially hamper our ability to compete in overseas markets. We have received certification for our major dental product lines for European distribution.

We have patents and proprietary technologies.

     Our ability to compete effectively depends on our ability to protect and maintain the proprietary nature of our technology. We own nine United States patents, one Japanese patent and a number of issued foreign patents and pending patent applications for our products. We plan to continue to patent inventions which may provide commercial benefit. We have one patent application pending for a new endodontic instrument design. We are reviewing the possibility of filing several new applications related to both dental and abrasives technologies. We treat our design and technical data as confidential, and rely on nondisclosure safeguards, such as confidentiality agreements, laws protecting trade secrets and agreements to protect proprietary information. We have incurred substantial costs in enforcing our patents against infringement by others and defending against similar claims of others. It is possible that we will not continue to be successful in protecting our patents or other proprietary rights in the future. Even if held valid, our proprietary rights may not be broad enough in scope to enable us to prevent third parties from producing products using similar technologies or processes.

We are engaged in patent litigation with Dentsply.

         Dentsply International, Inc., a competitor, has filed a lawsuit against us, claiming that certain of our endodontic (root canal) products infringe Dentsply's patents. We deny this claim and are vigorously contesting it in court. Sales of our endodontic (root canal) instruments increased from 20.6% of our total sales in our fiscal year ended June 30, 1997 to 25.6% of our sales in the fiscal year ended June 30, 1999. We expect sales of these products to continue to increase. The products which Dentsply contends violate its patents accounted for approximately 7.0% of our total sales in the fiscal year ended June 30, 1999. If any of our products infringe Dentsply's patents, we may be forced to stop manufacturing them or to pay royalties to Dentsply. In either case, this could reduce our earnings in the future. Also, the cost of defending against Dentsply's claims will continue to reduce our earnings until the case is resolved.

We may not be successful in developing new products to remain competitive.

     We attempt to identify new markets, some of which are not in our current business segments. Our competitors may satisfy those needs with more effective or less expensive products. Our estimates of the economic potential from new markets needs may be incomplete or inaccurate, or products that we develop may not be effective clinically and may not be economical to produce and market.

We are changing our marketing approach.

     We plan to fund or sponsor educational programs by industry opinion leaders to promote our dental supply business. We will continue with trade shows, dealer product presentations, advertising and other traditional marketing strategies, but we will emphasize professional endorsements. We also plan to focus on higher margin products for our precision abrasives division. These actions may not provide the intended results, or we may experience short-term disruptions or an adverse impact on operations during the transition.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains certain forward-looking statements that are subject to certain risks and uncertainties. These statements include statements regarding (i) our products and our ability to develop new products, (ii) regulatory approval of our products, (iii) our intellectual property, and (iv) our competition. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Conditions may differ materially from those projected or suggested in our forward-looking statements as a result of various factors, including the following: intense competition; variation in our operating results; technological change; our ability to develop and protect proprietary products and technologies; our future capital requirements; and uncertainties as to the extent of future government regulation of our business. As a result, our future efforts and results involve a high degree of risk.


                                  OUR BUSINESS

     We operate in two business segments: dental supplies and precision abrasives. The dental supplies segment involves the manufacturing, marketing and distributing of dental supplies, such as waxes, abrasives, medicaments, dental mirrors, endodontic (root canal) instruments, materials and equipment, sundry dental items, hand instruments, sterilization items, as well as the repacking and distributing of other dental products for sale to the professional dental market. The precision abrasives segment involves the manufacturing of commercial coated abrasives, precision submicron coated abrasives, slurries (wet abrasives) and polishing agents. These products are used for various applications and industries, including fiber optics, lapidary, nail files, dentistry, plastics and woods, semiconductor manufacturing and other high-tech manufacturing procedures which require extremely fine abrasive films and/or slurries to achieve consistently uniform polishing results. The precision abrasives segment works closely with customers to develop specific products to meet each customer's unique finishing requirements.


                              PLAN OF DISTRIBUTION

         McAfee & Taft will be free to sell the common stock in market transactions at various times after the date of this prospectus, as it may choose. However, McAfee & Taft may not sell more than 25,000 shares per month, or more than 1,650 shares per day, nor may it sell shares at less than $1.12 per share without our prior written approval. McAfee & Taft has not made any determination of the timing of any sale of the common stock or the number of shares to be sold at any time.


                                 USE OF PROCEEDS

     There will be no proceeds to us of this offering. We have agreed to bear the expenses of this offering, including legal and accounting fees, filing fees and costs of printing this Prospectus and other documents.

                          EFFECT ON OWNERSHIP OF MOYCO

         Before transferring the common stock to McAfee & Taft, Mr. Sternberg owned 3,136,242 shares of common stock, including 222,131 shares held by Susan Sternberg, his wife. This represented 62.7% of our common stock. After the transfer, Mr. Sternberg's holdings were reduced to 2,954,742 shares, or 57.1% of the common stock.


                                  LEGAL MATTERS

     Monteverde, McAlee, FitzPatrick, Tanker & Hurd, P.C., which acts as our Pennsylvania counsel, has rendered an opinion on the validity of the securities being registered. Monteverde, McAlee, FitzPatrick, Tanker & Hurd, P.C. is not an "affiliate" of Moyco and does not have a substantial interest in Moyco.


                                     EXPERTS

    The financial statements and schedule incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution.

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the resale of the shares being registered. All amounts are estimated except the SEC Registration Fee.

         SEC Registration Fee                                         $    89.95
         Accounting Fees and Expenses                                   5,000.00
         Legal Fees and Expenses                                        5,000.00
         Miscellaneous                                                    900.00
                                                                      ----------

           Total                                                      $10,989.95
                                                                      ==========

Item 15. Indemnification of Officers and Directors.

         The Pennsylvania Business Corporation Law of 1988 (the "1988 BCL") permits, and Articles XIII and XV of Moyco's By-Laws provide for, indemnification of any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding (including an action by or in the right of the registrant) whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of Moyco or serving at the request of Moyco in certain other capacities, against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, unless the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.


Item 16. Exhibits.


Exhibit No.                                 Title
-----------                                 -----

5.1                   Opinion and consent of Monteverde, McAlee, FitzPatrick,
                      Tanker & Hurd, P.C.

10.1                  Agreement for Legal Services with McAfee & Taft

23.1 Consent of Monteverde, McAlee, FitzPatrick, Tanker & Hurd, P.C. to the use of their opinion with respect to the legality of the securities being registered hereby (contained in Item 5.1, above).

23.2                  Consent of Arthur Andersen LLP

Item 17. Undertakings

         A. The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offering herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant's Restated Certificate of Incorporation and Bylaws, and the Delaware General Corporation Law, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Montgomeryville, Pennsylvania on February 22, 2000.


                                 MOYCO TECHNOLOGIES, INC.

                                 /s/Marvin E. Sternberg
                                 -------------------------------
                                 Marvin E. Sternberg
                                 Chairman of the Board, President and Chief
                                 Executive Officer (Principal Executive Officer) and Director

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Corporation and in the capacities and on the dates indicated.

                                 /s/Marvin E. Sternberg
                                 -------------------------------
                                 Marvin E. Sternberg
                                 Chairman of the Board, President and Chief
                                 Executive Officer (Principal Executive Officer) and Director

                                 /s/William G. Woodhead
                                 -------------------------------
                                 William G. Woodhead
                                 Secretary/Treasurer (Principal Financial
                                 Officer and Principal Accounting Officer)
                                 and Director

                                 /s/Irvin Paul, DDS
                                 -------------------------------
                                 Irvin Paul, DDS
                                 Director
                                 Dated: February 22, 2000

                                 /s/Marvin Cravetz, DDS
                                 --------------------------------
                                 Marvin Cravetz, DDS
                                 Director
                                 Dated: February 22, 2000

                         FORM S-3 REGISTRATION STATEMENT

                                  EXHIBIT INDEX

     The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B and are specifically incorporated herein by this reference:


Exhibit Number
In Registration                                                         Numbered
Statement        Descriptions                                             Page
--------------------------------------------------------------------------------

5.10             Opinion and consent of Monteverde, McAlee, FitzPatrick,
                 Tanker & Hurd, P.C.                                       13

10.1             Agreement for Legal Services with McAfee & Taft           15

23.1             Consent of Monteverde, McAlee, FitzPatrick,
                 Tanker & Hurd, P.C. to the use of their opinion with
                 respect to the legality of the securities being
                 registered (included in Item 5.1, above)                  13

23.2             Consent of Arthur Andersen LLP                            17